Exhibit 99.1

GENERAL ROBERT H. "DOC" FOGLESONG, U.S. AIR FORCE (RETIRED), APPOINTED TO THE BOARD OF DIRECTORS OF CDEX iNC.


Tucson, Arizona - May 5, 2008 - CDEX Inc. (OTCBB: CEXI) announces the appointment of General Robert H. Foglesong, U.S. Air Force (Retired), to its Board of Directors, effective May 1, 2008. General Foglesong (ret) is currently the President and Executive Director of the Appalachian Leadership and Education Foundation, a non-profit foundation operating to identify the next generation of leaders in Appalachia and to support their journey toward academic, leadership, and character excellence. Previously, he served as the 18th President of Mississippi State University and has had a long and distinguished career in the U.S. Air Force serving in various positions including Commander, U.S. Air Forces in Europe and Vice Chief of Staff of the Air Force. General Foglesong (ret) is a graduate of West Virginia University (BS, MS and PhD - Chemical Engineering) and serves on the Board of Directors of Massey Energy (NYSE: MEE) and Michael Baker Corporation (AMEX: BKR). (For a more complete bio, please see the CDEX's website at www.cdex-inc.com.)

"I'm honored and delighted to be part of the CDEX Team," said General Foglesong
(ret). "The character of the organization and the work ethic of the CDEX employees speak volumes about the upward potential and the quality of the products CDEX provides -- nationally and internationally. I'm excited to be in this formation!"

"Doc Foglesong is a man of integrity and moral conviction, with a world view shared by the CDEX Team", said Malcolm Philips, CDEX CEO and Chairman of the Board. "Leading organizations and bringing assets together to solve problems in national and international settings has been Doc Foglesong's life work. That is also the CDEX vision as we assist in addressing major world problems such as medication errors, illegal drug use, explosive detection and distribution channels contaminated by counterfeit products. Doc Foglesong will be a major addition to the CDEX Team as we continue to move products into the mainstream national and international markets that assist with solving these problem. We are both pleased and honored that he has joined us in this work."

About CDEX Inc.

CDEX Inc. is a technology development company with a current focus on developing and marketing products using chemical detection and validation technologies. At present, CDEX is applying its resources in two distinct areas: (i) identification of substances of concern (e.g., explosives and illegal drugs for homeland security); and (ii) validation of substances for anti-counterfeiting, brand protection and quality assurance (e.g., validation of prescription medication and detection of counterfeit or sub-par products for brand protection). ValiMed(TM) is a CDEX solution for the healthcare market. Corporate headquarters and research and development facilities for CDEX are located in Tucson, Arizona. For more information, visit www.cdex-inc.com or contact Malcolm Philips (mphilips@cdex-inc.com) at 520.745.5172 X 210 or 207.

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Any statements in this press release which contain information that is not historical are essentially forward-looking, as that term is defined in federal securities laws. Many forward-looking statements can be identified by the use of words such as "expects," "plans," "may," "anticipates," "should," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, the effectiveness, profitability and marketability of products, the ability to protect proprietary information, and other risks detailed from time-to-time in filings with the Securities and Exchange Commission. There is no obligation to publicly update any forward-looking statements.